Installed Building Products Publishes
2026 Environmental, Social and Governance Report

Columbus, Ohio, October 1, 2026 -- Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, announced today the release of the Company’s 2026 Environmental, Social and Governance (“ESG”) report, showcasing key achievements from the past year and reaffirming its ongoing commitment to environmental sustainability, employee well-being, responsible business practices and community engagement.

“Our 2026 ESG Report reflects the continued progress we are making across our business, from reducing emissions and improving energy efficiency to investing in our employees, communities and responsible business practices. As IBP continues to grow, we remain focused on practical initiatives that strengthen our Company, support our stakeholders and create long-term value. Most importantly, our culture of doing the right thing remains at the heart of these efforts and continues to guide how we operate every day,” stated Jeff Edwards, Chairman, President and CEO.

IBP’s inaugural ESG report was issued in 2021, and the Company has continued to make measurable progress toward its environmental and social goals. IBP’s dedication to reaching meaningful ESG milestones reflects the commitment of its team members, who consistently uphold the Company’s values, mission and vision. IBP continues to make progress reducing its carbon footprint while providing products and services that contribute to greater energy efficiency in residential and commercial buildings. In 2025, installation, distribution and manufacturing represented approximately 62% of the Company’s reported revenue.

Highlights of IBP’s 2026 ESG report include the following updates:
•Through 2025, Scope 1 and Scope 2 greenhouse gas emissions decreased a combined approximately 21%, compared to the acquisition-adjusted 2020 baseline.
•CO2 emissions from spray foam applications decreased approximately 95% from the unadjusted 2020 baseline.
•Approximately 38% of IBP’s electricity usage in 2025 was supplied by carbon-free sources.
•Maintained IBP’s commitment to safety with zero fatalities in 2025.
•Since 2019, IBP’s Employee Financial Assistance Program has granted $763,550 to employees in need of a helping hand.
•Since 2019, the IBP Foundation Scholarship Program has awarded $6.8 million in scholarships to 546 employees and their family members.
•Through our subsidiaries, Advanced Fiber Technology and Carolina Precision Fibers, IBP recycled more than 92,000 tons of wastepaper and cardboard in 2025, which the Company estimates avoided more than 200,000 metric tons of CO2 emissions in 2025.
•Launched a partnership with Dress for Success Columbus, an organization that helps women achieve economic independence through career development, professional attire, mentorship, and financial empowerment resources.
•Expanded the Company’s responsible sourcing efforts through a review of selected suppliers representing approximately 50% of IBP’s cash payments (excluding payroll and dividends), evaluating publicly available policies and practices related to human rights, labor standards, health and safety, ethical recruitment and supplier oversight.

“Our ESG journey is far from over. We will continue to build on the progress outlined in this report by deepening our environmental and social commitments, further enhancing our governance practices, and expanding our focus on responsible business conduct across our operations and supply chain. We believe that sustainable progress is created through consistent action over time. By continuing to do the right thing for our employees, customers, vendors, communities, and shareholders, we are laying the foundation for a stronger and more resilient IBP,” concluded Mr. Edwards.

IBP’s Commitment to its Communities
As IBP continues to grow, so does its commitment to being a positive force in the communities where IBP’s employees live and work. Through the Installed Building Products Foundation and corporate giving programs, the Company contributes more than 1% of its annual EBITDA to support education, housing, and community resilience initiatives nationwide. In 2025 alone, combined giving, including employee matching gifts, exceeded $4.1 million.

To learn more about IBP’s sustainability initiatives and to read or download the 2026 sustainability report, please visit https://installedbuildingproducts.com/sustainability/.

About Installed Building Products
Installed Building Products, Inc. is one of the nation's largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 250 branch locations.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, industry conditions, our operations, our ESG-related performance and ESG initiatives including our ESG goals and targets, and our financial and business model. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intends," "plan," and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, local, state and federal regulations; climate-related risks; general economic and industry conditions; increases in mortgage interest rates and rising home prices; inflation and interest rates; the material price and supply environment; increased tariffs; federal government shutdowns and uncertainty regarding the federal government's policy changes; geopolitical conflicts; the timing of increases in our selling prices; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:
Investor Relations:
614-221-9944
investorrelations@installed.net

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